Filed Pursuant to Rule 433
Dated January 20, 2006
Registration Nos. 333-130718
333-130718-04
150,000 Capital Securities
Fulton Capital Trust I
6.29% Capital Securities
(Liquidation Amount $1,000 per Capital Security)

Issuer:	Fulton Capital Trust I

Ratings:	A3/A- (Moody’s/Fitch)

Size:	$150 Million

Coupon:	6.29%

Security:	Trust Pfd

Maturity Date:	February 1, 2036

Payment Dates:	August 1st and February 1st

First Payment Date:	August 1, 2006

Redemption:	Regulatory, Tax and 1940 Act event redemption only

Issue Price:	100.00%

Settlement Date (T + 4):	January 26, 2006

Underwriting Discount:	1.00%

Cusip:	360008 AA 4

Form:	Book-Entry

Book Runner:	Sandler O’Neill & Partners, L.P.

Co-Managers:	Keefe, Bruyette & Woods, Inc. KeyBanc Capital Markets, a division of McDonald Investments Inc. Morgan Stanley & Co. Incorporated Ryan, Beck & Co.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus and prospectus supplement (when completed) (such documentation, the Offer Documentation), for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offer Documentation from Sandler O’Neill & Partners, L.P. if you request it by calling toll-free 800-635-6851.